UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2026

Hepion Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36856	46-2783806
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Identification No.)

55 Madison Ave., Suite 400-PMB# 4362

Morristown, NJ 07960

(Address of principal executive offices)

(732) 902-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Common Stock, par value $0.0001 per share	HEPA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers: Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 13, 2026, the Board of Directors of Hepion Pharmaceuticals, Inc., a Delaware corporation (the “Company”), approved the employment agreement (the “Lbiati Employment Agreement”) of Dr. Kaouthar Lbiati as Chief Executive Officer (the “Executive”), effective as of January 8, 2026 (the “Effective Date”).

Under the terms of the Lbiati Employment Agreement, Dr. Lbiati is entitled to receive an annual base salary of $350,000 (“Base Salary”) and an annual cash discretionary bonus with a target amount equal to 35% of her annual base salary (“Cash Bonus”) based upon the Board’s assessment of Dr. Lbiati’s and the Company’s attainment of goals as set by the Board in its sole discretion. $50,000 of the Base Salary shall be deferred and payable in cash upon the earlier of (i) successful completion of an equity financing of a minimum of $3,000,000, (ii) the Executive’s termination (except for a termination for Cause as defined in the Lbiati Employment Agreement and (iii) a Change of Control of the Company. In the event during the term of the Lbiati Employment Agreement, the Company engages in a Change of Control (as defined therein) where the Enterprise Value (as defined therein) equals or exceeds a minimum value of $5,000,000, the Executive shall accrue a bonus in an amount determined by multiplying the Enterprise Value by 3.0% .

Pursuant to the terms of the Lbiati Employment Agreement, if Dr. Lbiati’s employment is terminated by the Company as a result of Dr. Lbiati’s death or permanent disability, Dr. Lbiati will be entitled to receive a lump sum equal to her Base Salary through the date that is 90 days after her death or disability. All shares of capital stock of Company held by Dr. Lbiati that are subject to vesting (“Restricted Shares”) and all options to purchase shares of capital stock of Company (“Stock Options”) that are scheduled to vest on or before the next succeeding anniversary of the Effective Date shall be accelerated and deemed to have vested as of the termination date.

If Dr. Lbiati’s employment is terminated by the Company without cause or by Dr. Lbiati for good reason, Dr. Lbiati will be entitled to receive (provided that Dr. Lbiati executes a written release with respect to certain matters) (i) a severance payment equal to her base compensation for six (6) months from the date of termination and the bonus and any benefits that Dr. Lbiati would be eligible for during such six (6) month period and (ii) the pro-rata portion of the potential Cash Bonus Dr. Lbiati is eligible for the relevant calendar year. Furthermore, upon such termination, all outstanding unvested time-based equity awards held by Dr. Lbiati as of the date of her separation from service shall immediately and fully accelerate and become 100% vested.

In addition, if Dr. Lbiati’s employment is terminated: (a) by the Company without cause within 12 months prior to a change of control (as defined in the Lbiati Employment Agreement) that was pending during such 12 month period, (b) by Dr. Lbiati for good reason within 12 months after a change of control, or (c) by the Company without cause at any time upon or within 12 months after a change of control, Dr. Lbiati will be entitled to receive the amounts due upon termination of her employment by the Company without cause or by Dr. Lbiati for good reason, all of Dr. Lbiati’s unvested stock options and other equity awards would immediately vest and become fully exercisable (x) in the event a change of control transaction is pending, for a period of six months following the date of termination, and (y) in the event a change of control transaction is not then pending, for the period of time set forth in the applicable agreement evidencing the award.

There are no arrangements or understandings between Dr. Lbiati and any other person pursuant to which she was selected as an officer of the Company, and there is no family relationship between Dr. Lbiati and any of the Company’s other directors or executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	January 15, 2026	Hepion Pharmaceuticals, Inc.

		By:	/s/ Kaouthar Lbiati
Kaouthar Lbiati
Chief Executive Officer

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